Exhibit 10.30

SURRENDER AND RELEASE AGREEMENT

THIS SURRENDER AND RELEASE AGREEMENT (this “Agreement”) dated as of March 29, 2023 (the “Effective Date”) is made by and between THE BRADFORD REGIONAL AIRPORT AUTHORITY, having an office at 212 Airport Drive, Lewis Run, PA (hereinafter referred to as "Owner") and DMINT, INC., having its principal office at 1120 Avenue of the Americas, 4th Floor, New York, NY (hereinafter referred to as "Tenant").

WITNESSETH

WHEREAS, Owner is the owner of the building and real property commonly known as and located in Bradford, Pennsylvania relating to a combined 10,000 square feet of property located at the Bradford Regional Airport Authority multi-tenant building in Lafayette Township;

WHEREAS, Owner and Tenant entered into that certain Lease Agreement dated November 10, 2021 between the Owner and Tenant related to “Cell 3” (the "Cell 3 Lease"), for consisting of approximately 4,000 rentable square feet (“Cell 3”) and that certain Lease Agreement dated November 10, 2021 between the Owner and Tenant related to “Cell 4” (the "Cell 4 Lease"), for consisting of approximately 6,000 rentable square feet (“Cell 4” and, collectively with Cell 3, the "Demised Premises") for a term which expires on November 10, 2026.

WHEREAS, Tenant no longer needs the Demised Premises in order to operate its business and desires to surrender all of its right, title and interest in the Demised Premises and Lease;

WHEREAS, Tenant has agreed to surrender all of its right title and interest in and to the Demised Premises and has agreed to vacate the Demised Premises and has agreed to tender possession thereof to Owner as of the Surrender Date (as hereinafter defined) and Owner has agreed to release Tenant from all of its covenants and obligations under each of the Cell 3 Lease and the Cell 4 Lease with respect to the Demised Premises as of the Surrender Date, subject however to the strict compliance by Tenant of the terms hereinafter specifically set forth and provided that Tenant pays Owner an early termination fee in the sum of Fifty Thousand ($50,000.00) Dollars (the "Termination Fee");

NOW THEREFORE, in consideration of the mutual agreements of the parties hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1 - SURRENDER AND RELEASE OF THE DEMISED PREMISES

SECTION 1.01. Commencing on the Surrender Date, Tenant hereby surrenders all of its right title and interest in and to the Demised Premises and agrees that the Owner shall have the right of possession of the Demised Premises, from and after the Surrender Date. Provided that Tenant has paid Owner the Termination Fee in accordance with the provisions hereof and except for those matters with respect to the Demised Premises which pursuant to the Lease expressly survive its expiration or sooner tem1ination, Owner hereby releases and discharges Tenant from all of its obligations whatsoever with respect to the Demised Premises from and after the Surrender Date.

SECTION 1.02. Upon execution of this Agreement, Tenant shall pay all outstanding rent up to the Surrender Date. Additionally, the Tenant shall pay the Termination Fee upon execution of this Agreement as follows: (i) Tenant shall deliver to Owner, upon execution of this Agreement, the sum of $10,000.00, and (ii) the balance of $40,000.00 (the “Balance”) shall be paid in four (4) equal monthly installments of $10,000.00 payable to the Owner and the first (1st) day of each month thereafter until paid in full. The Balance shall be secured by a promissory note containing a confession of judgment and a guaranty of Tenant’s parent, The OLB Group, Inc.

SECTION 1.03. As used herein the term "Surrender Date" shall mean the sooner of: (i) the date on which Tenant vacates and surrenders possession of the Demised Premises in accordance with and pursuant to the provisions of the Lease to Owner; or (ii) April 1, 2023 TIME BEING OF THE ESSENCE. In the event that Tenant fails to vacate and surrender the Demised Premises on or before Surrender Date, time being of the essence with respect to said date, Tenant shall be deemed in default of this Agreement and the Lease and Owner shall be entitled to all of its rights and remedies as specifically provided for in the Lease in the event of default.

ARTICLE 2 -REPRESENTATIONS

SECTION 2.01. Tenant, for itself and its legal representatives, successors and assigns, covenants and represents to Owner as follows:

(a) Tenant has full right, authority and power to surrender all of its right, title and interest to and to the Lease and Demised Premises; and

(b) Except as otherwise specifically provided for herein, the Lease is in full force and effect, and has not been modified, supplemented, canceled or amended in any respect, and Tenant has not assigned, transferred, pledged or otherwise encumbered all or any part of its right, title and interest in and to the Lease and the Demised Premises, and the Lease and Demised Premises are now and will, on the Surrender Date be free and clear of any liens and encumbrances made by Tenant; and

(c) Tenant represents that it is not on the date hereof, and will not on the Surrender Date, be in default under any of the terms of the Lease, having performed all of the obligations imposed upon it hereunder; and

(d) Tenant has no knowledge of any default in the performance and observance of any obligations contained in the Lease, to be kept, observed and performed by Tenant, or any condition, which the giving of notice or passage of time, or both, would constitute a default under the Lease; and

(e) Tenant acknowledges that it is responsible for any commissions due to any broker in regard to the New Lease, and shall enter a separate written agreement with said broker(s); and

(f) Tenant agrees to indemnify, defend and hold the Owner harmless from and against all claims for commission, fee or other compensation by any person, corporation or other who shall claim to have dealt with the Tenant and/or New Tenant in connection with the New Tenant Lease and this agreement, and for any and all reasonable costs and expenses incurred in connection with such claims, including, without limitation, reasonable attorneys" fees and disbursements. The provisions of this section shall survive the cancellation of the Lease.

ARTICLE 3 - BINDING EFFECT

SECTION 3.01. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of each party.

ARTICLE 4 -ATTORNEYS' FEES

SECTION 4.01. Should any party to this Agreement bring suit to enforce the terms of this Agreement, the prevailing party in any such action shall be entitled to its reasonable attorneys' fees, including costs of litigation.

ARTICLE 5 - MISCELLANEOUS

SECTION 5.01. This Agreement shall be governed by and construed in accordance with the laws of State of Pennsylvania without giving effect to any conflict of law principles. The parties each hereby agree to hereby irrevocably (I) submit to the jurisdiction of the Court of Common Pleas of McKean County, Pennsylvania in respect of any suit, action, proceeding or counterclaim and irrevocably agree. that all claims and defenses in respect of any such suit, action or proceeding may be heard in any such court, and (ii) waives, to the fullest extent it may effectively do so under applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

IN WITNESS WHEREOF, this Surrender and Release Agreement has been executed by the duly authorized representatives of Owner and Tenant as of the date first above written.

Tenant:	Owner:

DMINT, INC.	BRADFORD REGIONAL AIRPORT AUTHORITY

By:	/s/ Ronny Yakov	By:	/s/ Alicia Dankesreiter
Name:	Ronny Yakov	Name:	Alicia Dankesreiter
Title:	CEO	Title:	Director

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